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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE
________________________________________________________________________________


                            IXC COMMUNICATIONS, INC.
            PRICES $100 MILLION CONVERTIBLE PREFERRED STOCK OFFERING


AUSTIN, TEXAS - MARCH 26, 1997 - IXC Communications, Inc. (NASDAQ:IIXC) announced that it has priced its Rule 144A offering of $100 million (1,000,000 shares for $100 per share) of 7 1/4 Junior Convertible Preferred Stock Due 2007 ("Convertible Preferred Stock"). Such stock is convertible at the option of the holders at any time after 60 days from the issue date into shares of IXC's common stock at a conversion price of $23.46 per share. Dividends are cumulative and are payable quarterly. At IXC's option, dividends for the first two years may be paid either in cash or through the issuance of additional shares of Convertible Preferred Stock.

IXC expects to close the sale of the Convertible Preferred Stock on April 1, 1997 and to use the net proceeds of the offering to fund capital expenditures and for general corporate purposes. The Convertible Preferred Stock will not be registered under the Securities Act of 1933 and will not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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INVESTOR CONTACT:

  John Willingham
  Chief Financial Officer
  IXC Communications, Inc.
  (512) 427-3737
  jwillingham@ixc-comm.net